EXHIBIT 99.1

Salt Lake City, Utah - In the third quarter (3Q) of 2005, Utah Medical Products, Inc.’s (Nasdaq: UTMD) consolidated sales were up 5%, gross profits up 6%, operating profits down 20%, net income down 1% and earnings per share (eps) up 13%, compared to 3Q 2004.

The increase in sales and gross profits reflected improved activity in UTMD’s organic business. Operating profits were down substantially because of the Company’s legal expenses associated with the Food & Drug Administration (FDA) lawsuit. The accrued liabilities reserve at the end of September reflects UTMD’s latest estimate to complete the litigation process with the FDA, for which the trial was delayed during 3Q, and concluded October 4. During the delay, the legal fees meter continued to run. Litigation expenses increased 3Q G&A expenses, which are part of operating expenses, by $710,000.

3Q 2005 net income was down only 1%, even though operating profits were down 20%, as a result of a significantly lower income tax provision resulting from The American Jobs Creation Act of 2004 (the Act) enacted in October 2004. The Act allows a temporary tax deduction on repatriated foreign earnings in 2005 resulting in a permanent deferred tax liability adjustment related to foreign earnings in prior years, as well as a domestic tax deduction on manufacturing related income. In addition, UTMD recorded a favorable deferred tax liability adjustment after the conclusion of a formal IRS audit in 3Q. The 13% increase in eps compared to 3Q 2004, even though net income was down slightly, was due to fewer outstanding shares as a result of open market share repurchases.

Comparing year-to-date financial results for the first three quarters (9M) of 2005 with 9M 2004, sales were up 3%, gross profits up 2%, operating profits down 48%, net income down 36% and eps down 28%. In 1Q 2004, UTMD recognized $5,710,000 in operating income from patent infringement damages net of related expenses, which did not recur in 2005. Previously, this was reported as non-operating income. Beginning this quarter, UTMD is reclassifying the patent infringement damages in 1Q 2004 as part of its operating income. The most recent twelve months’ (TTM) eps were $1.66.

According to CEO Kevin Cornwell,
“Excluding the unusual events of the patent infringement damages in 1Q 2004, the one-time tax savings in 2005 and the costs of the FDA lawsuit, UTMD’s operating performance comparisons with the prior year are positive. In net income and eps terms, litigation costs have been essentially offset by the tax savings. The excellent 2005 results are due to the dedication and determination of our employees, and the continued recognition of many clinicians of the quality and value of our products to the public health.”

Financial ratios which may be of interest to shareholders follow:
1)  Current Ratio = 6.7
2)  Days in Receivables (based on 3Q sales activity) = 44.4
3)  Average Inventory Turns (based on 2Q CGS) = 4.1
4)  Year-to-Date ROE = 22%

UTMD=s dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating eps was 221,600 in 3Q 2005 compared to 246,600 in 3Q 2004, and 223,800 in 9M 2005 compared to 291,600 in 9M 2004. The actual number of outstanding shares at the end of 3Q 2005 was 3,881,900 which included 3Q employee/director option exercises of 13,800 shares and 3Q share repurchases of 60,400. The average price paid by the Company to repurchase shares in the open market during 3Q 2005 was $22.06 including commissions. The total number of outstanding unexercised options at September 30, 2005 was 682,500 shares at an average exercise price of $13.89/ share, including shares awarded but not vested. This compares to 795,300 option shares outstanding at the end of 3Q 2004.

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected. Risk factors that could cause results to differ materially from those projected include market acceptance of products, timing of regulatory approval of new products, regulatory intervention in current operations, a negative outcome in the current FDA lawsuit, the Company’s ability to efficiently manufacture, market, and sell its products, among other factors that have been outlined in UTMD=s public disclosure filings with the SEC. The SEC Form 10-Q for 3Q 2005 will be filed with the SEC by November 9.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care-providers. For more information about Utah Medical Products, Inc., visit UTMD=s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, Third Quarter (3 months ended September 30) - (in thousands except earnings per share):
	3Q 2005	3Q 2004	Percent Change
Net Sales	$7,001	$6,670	+5.0%
Gross Profit	4,014	3,779	+6.2%
Operating Income	2,038	2,561	(20.4%)
Income Before Tax	2,241	2,750	(18.5%)
Net Income	1,789	1,807	(1.0%)
Earnings Per Share	$0.436	$.386	+12.8%
Shares Outstanding (diluted)	4,104	4,674

INCOME STATEMENT, Three Quarters (9 months ended September 30) - (in thousands except earnings per share):

	9M 2005	9M 2004	Percent Change
Net Sales	$20,681	$20,113	+2.8%
Gross Profit	11,770	11,563	+1.8%
Operating Income	7,061	13,529	(47.8%)
Income Before Tax	7,731	14,050	(45.0%)
Net Income	5,645	8,823	(36.0%)
Earnings Per Share	$1.338	$1.850	(27.7%)
Shares Outstanding (diluted)	4,219	4,770

BALANCE SHEET
(in thousands)	(unaudited) SEP 30, 2005	(unaudited) JUN 30, 2005	(audited) DEC 31, 2004	(unaudited) SEP 30, 2004
Assets
Cash & Investments	$13,580	$13,302	$16,928	$20,627
Accounts Receivable, Net	3,467	3,935	3,730	3,210
Inventories	3,117	2,650	2,859	3,046
Other Current Assets	923	956	1,013	870
Total Current Assets	21,087	20,843	24,530	27,753
Property & Equipment, Net	8,301	8,423	9,058	8,719
Intangible Assets, Net	7,637	7,649	7,674	7,691
Total Assets	$37,025	$36,915	$41,262	$44,163

Liabilities & Shareholders’ Equity
Total Current Liabilities	$3,169	$2,693	$4,336	$4,303
Deferred Income Taxes	316	672	769	707
Stockholders’ Equity	33,540	33,550	36,157	39,153
Total Liabilities & Shareholders’ Equity	$37,025	$36,915	$41,262	$44,163